Exhibit 10.1

                           MASTER ALLIANCE AGREEMENT

                                    BETWEEN

                         iBEAM BROADCASTING CORPORATION

                                      AND

                          WILLIAMS COMMUNICATIONS, LLC

THIS MASTER ALLIANCE AGREEMENT (this "Agreement") between Williams Communications, LLC ("Williams"), a Delaware limited liability company, and iBEAM Broadcasting Corporation, a Delaware corporation, ("iBEAM"), is effective the ___ day of _____________, 2001 (the "Effective Date"). Williams and iBEAM are individually referred to as a "Party" and collectively referred to as the "Parties."

                                    RECITALS

WHEREAS, iBEAM has an Internet broadcast network that delivers streaming media services and solutions to the Enterprise and Entertainment and Media markets;

WHEREAS, iBEAM desires to use Williams for all telecommunications-related services in connection with iBEAM's Internet broadcast network, and Williams desires to have a right of first offer and a right of first refusal with respect to iBEAM's purchase of such services;

WHEREAS, Williams is a nationwide, single source provider of network services for delivery of data on a wholesale basis and of video transmission and storage services;

WHEREAS, the capabilities of each Party are complementary, and the relationship contemplated by this Agreement (the "Alliance") will serve to broaden the base of potential competitive opportunities for telecommunications services and other applications for all market segments;

WHEREAS, the Parties are entering into a series of additional agreements to implement the Alliance; and

WHEREAS, the Parties are entering into this Master Alliance Agreement to set forth general provisions concerning the Alliance.

NOW THEREFORE, in consideration of the mutual covenants herein contained, iBEAM and Williams agree as follows:


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1. Other Alliance Agreements

The Parties have previously entered into the following agreements: (1) a Teleport Services Agreement dated December 13, 1999 (the "Teleport Services Agreement"); and (2) a Data Services Agreement dated March 19, 2001 (the "Data Services Agreement"). The Parties are now entering into the following additional agreements to implement the Alliance, in addition to this Agreement: (3) Amendment No. 1 to the Digital Services Agreement; and (4) a mediaXtranet Services Agreement (the "mXn Agreement"). Collectively, these agreements, together with this Agreement, are referred to as the "Alliance Agreements," and copies of the other Alliance Agreements are attached hereto as follows:

         Exhibit A - Teleport Services Agreement
         Exhibit B - Data Services Agreement, as amended by Amendment No. 1 Exhibit C - mXn Agreement

2. Preferred Provider

It is the intent of the Parties that, subject to the terms hereof, Williams shall be the preferred provider of the Services (as defined below) to iBeam, and that iBeam shall receive favorable pricing for Services obtained pursuant to this Alliance Agreement.

A. For purposes of this Agreement a "Service" shall mean any of the following:

            o     ATM Service
            o     Frame Relay Service
            o     Private Line Service
            o     Transit Internet Service
            o     Dedicated Internet Service
            o     Optical Wave Service
            o     Colocation Service
            o Network Monitoring, including network control center services and other Professional Services
            o     Customer Care Services, including help desk
            o     Hosting of World Wide Web Sites and Content
            o     Digital Data Management
            o     Digital Data Storage
            o     Caching Service
            o     Internet Connectivity
            o     Satellite and Teleport Distribution Services
            o     Media Exchange (or Digital Data Distribution)
            o     Video Transmission / Backhaul Services

      Williams may update or modify the foregoing list of Services from time to time upon written notice to iBEAM to reflect changes in Williams' standard service offerings.


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B. If written contracts in addition to the Alliance Agreements are needed to govern any Services, then Williams and iBEAM will negotiate in good faith to execute services agreements or amendments to govern the provision of such Services from Williams to iBEAM. Until these written services agreements have been executed, Williams' standard terms and conditions shall govern any provision of such Services to iBEAM.

C. iBEAM hereby grants to Williams a right of first offer (the "RFO") and a right of last refusal (the "RLR") to sell Services to iBEAM, subject to and in accordance with the following:

      (i) Right of First Offer. In the event that iBEAM desires to purchase a service that is the same as or substantially similar to a Service, iBEAM shall so notify Williams in writing and Williams shall have the right to present a written proposal to provide a Service to iBEAM before iBEAM seeks proposals from third parties. If Williams does not respond within five (5) business days after receipt of such notice from iBEAM, with either a)a written proposal or b) a notice that it intends to submit a written proposal, iBEAM shall have the right to seek proposals from third parties. If the service sought by iBEAM is one for which a proposal cannot reasonably be delivered by Williams within such five (5) day period, then Williams shall have a reasonable time period within which to submit a proposal, such reasonable time period not to exceed a date beyond which iBEAM would be unable to seek and consider proposals from third parties and to submit same to Williams as required by the RLR.

      (ii) Right of Last Refusal.

            a. In the event that iBEAM receives a bona fide proposal from a third party (a "Proposal") to provide a service to iBEAM that is the same as or substantially similar to a Service, iBEAM shall offer Williams the opportunity to make a proposal to iBEAM to provide such Service on the same terms as those contained in the Proposal (a "Matching Proposal").

            b. Williams shall have no less than five (5) business days after receipt of such notice from iBEAM of the terms of a Proposal in which to deliver to iBEAM notice that it intends to submit a written proposal or a written Matching Proposal, in which case iBEAM shall either (a) agree to the Matching Proposal within five (5) business days after receipt thereof, or (b) decline the Matching Proposal, in which case iBEAM shall not accept the Proposal either. If Williams does not deliver a written Matching Proposal to iBEAM within such time period, iBEAM shall have the right to purchase the service from the third party pursuant to the Proposal free and clear of any obligation to Williams under this RLR.

            c. The Parties acknowledge that end users of iBEAM at times may request iBEAM to use an alternative provider for services falling within the scope of the RFO


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      and/or RLR. In such event, iBEAM shall in good faith inform the end user of iBEAM's strategic relationship with Williams and, if Williams so requests, use reasonable efforts to arrange a meeting between representatives of Williams, representatives of iBEAM, and representatives of the end user in order to attempt to persuade the end user to use Williams instead of the alternative vendor. If the end user nevertheless requests that iBEAM use an alternative provider, then such transaction shall not be governed by the RFO or the RLR.

      (iii) Acceptance of Proposal. If Williams chooses to bid on services pursuant to subsection c (i) or c (ii) above, and Williams' bid is competitive with the overall market price for any specific service, then Williams will be awarded the project, provided that Williams' bid contains substantially similar commercial terms as any Proposal that would otherwise be selected by iBeam. The Parties agree that "overall market price" shall mean pricing available on a nationwide basis, disregarding segment specific pricing and promotional pricing, for services that are substantially the same as the services provided to iBeam by Williams. The Parties will attempt to resolve any disagreement regarding what is competitive with respect to any given Service.

D. The RFO and the RLR shall also be binding on iBEAM's Affiliates. An "Affiliate" shall be an entity that controls, is controlled by, or is under common control with a Party. Additionally, this provision shall survive any change of "Control," as defined herein, of either Party and shall be binding upon the entity resulting from the change of Control.

4. No Resale

It is the intent of the Parties that the Services are for the use of iBEAM only to use to support its Internet broadcast network that delivers streaming media services and solutions. Accordingly, iBEAM shall not resell any Services to third parties. For example, iBEAM is receiving rack space as part of the hosting Services under the mXn Agreement. iBEAM shall not resell that rack space to third parties.

5. Term

The Term of this Alliance Agreement shall continue in effect for the shorter of
(a) five (5) years after the Effective Date, or (b) the date that Williams and its Affiliates, in the aggregate, hold less than ten percent (10%) of the voting rights associated with iBEAM's capital stock.

6. Alliance Managers

The "Alliance Manager" is an individual appointed by each Party and dedicated to managing the Alliance relationship. iBEAM and Williams will each designate one Alliance Manager from within their respective organizations. It shall be the responsibility of the Alliance Manager to:

A. Serve as the principal contact person for each Party to the other concerning Alliance matters;

B.    Expedite the accomplishment of Alliance projects;


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C.    Coordinate the activities of the Parties in furtherance of the goals of the Alliance;

D. Seek any necessary internal approvals that may be necessary and desirable to conduct the business of the Alliance.

7. Alliance Planning

The Parties shall establish formal reviews not less frequently than each calendar quarter. These meetings shall review iBEAM's needs for Services, and any current issues regarding Williams' Services. The Alliance Managers shall jointly call the meetings.

8. Common Infrastructure Platform

The Parties will work in good faith to develop a Future Infrastructure Plan. The Future Infrastructure shall provide for a content delivery network that is capable of delivering streaming services, for both live streams and non-live content to iBEAM and Vyvx customers.

The Parties agreed to proceed with the following phased approach in this regard:

      Phase 1: A team of technical, operations and finance experts from each party will develop, by July 30, 2001, an implementation plan for the IP and collocate services to be provided by Williams ;

      Phase2: The team's second deliverable will be to prepare, by September 30, 2001, a high level network and systems topology for a Next Generation Intelligent Streaming Platform, complete with identification of major milestones, proposed schedules, and budgetary estimates for capital and expense impacts.. This plan to be reviewed by the Parties and decisions reached as to funding and implementation timing within the next 30 days after presentation of the initial high level plan.

      Phase 3: Given appropriate adjustments for operational and financial considerations, the goal for the implementation of the Future Infrastructure Plan will be to complete the implementation by June 30, 2002, after which point the Future Infrastructure will serve as the traffic network and system for iBeam and Vyvx traffic.

iBeam agrees not to implement a Future Infrastructure Plan with any Party other than Williams.

9. Intellectual Property

A.    Definitions

      (i) "Arbitration Panel" shall mean a panel of three arbitrators, none of whom shall be an employee of iBEAM or Williams or an Affiliate of iBEAM or Williams. One arbitrator shall be appointed by iBEAM, one arbitrator shall be appointed by Williams, and the third arbitrator shall be appointed by the two existing arbitrators. No potential


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      arbitrator may serve on the Arbitration Panel unless he or she has had experience valuing software technology. All aspects of any arbitration before the Arbitration Panel shall be treated as confidential. Neither iBEAM, Williams, nor the Arbitration Panel may disclose the existence, content or results of any such arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. Any determination by the Arbitration Panel shall be binding on iBEAM and Williams.

      (ii) "Current Assets" shall have the meaning as defined by Generally Accepted Accounting Principles ("GAAP").

      (iii) "End User" shall not include any entity that has the right to sublicense the iBEAM Software Applications to others, or provide ASP or time-sharing access to the iBEAM Software Applications, including distributors, carriers, and service providers, but rather, includes entities who are using the iBEAM Software Applications to provide Streams to their end viewers.

      (iv) "iBEAM Software Applications" shall mean, collectively, PowerPresenter V.1., WebCast Encoder V.1., WebCast Scheduler V.1., WebCast NV Service V.1., WebCast Media Indexer V.1., Telephony System V.1., Internet Real-Time Text Transmission V.1., 5.0 Authentication Plug-In V.1., Virtual Roadshow Administration V.3., Virtual Roadshow Client User Interface V.3., Transporter Administration V.3., Transporter Service V.3., Publisher Service V.3., Producer V.3., NextVenue W. Media Server Security DLL V.1., and NextVenue Media Server Security DLL V.1.

      (v) "Revenue" shall have the meaning as defined by GAAP.

      (vi) "Streams" shall mean individual instances of simultaneously downloaded and viewed or listened to audio and/or video content.

      (vii) "Trigger Event" shall mean any one or more of the following: (i) 20% decrease in the monthly volume of Streams served in any two consecutive months exclusive of December by iBEAM (measured against the last 12 months moving average); (ii) decrease in Revenue by more than 25% in any given quarter, as compared to the immediately prior quarter; (iii) decrease in iBEAM's Current Assets below an amount equal to $10 million; (iv) decrease in iBEAM's net cash and equivalents by more than $10 million in any calendar quarter beginning in the first quarter of 2002; (v) loss of more than 50% of iBEAM's sales force; or (vi) loss of more than 33% of the development and support staff for the iBEAM Software Applications, exclusive of any reductions as contemplated by the Business Plan (as defined in the letter agreement re: Business Plan of even date herewith between the Parties).

B. Most Favored Pricing. During the term of this Agreement, in the event that iBEAM makes or received an offer (and "Offer") for the sale, lease, license or other disposition of the iBEAM Software Applications, or any part thereof, in any way other than in the ordinary course


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of business as such business is conducted by iBEAM as of the date hereof, and except for the provision of an iBEAM Software Application via a site license to an individual iBEAM End User solely for the purpose of installation and use of an iBEAM Software Application. If iBEAM intends to sell, lease, license or otherwise dispose of an iBEAM Software Application pursuant to the terms of an Offer, then, prior to the consummation of such transaction, iBEAM shall offer to Williams in writing (a "Williams Offer") the right to acquire the same rights on terms that are equivalent to the Offer. If Williams does not accept the Williams Offer in writing within thirty (30) days after receipt thereof, Williams shall be deemed to have rejected the Williams Offer. iBEAM represents and warrants to Williams that, as of the date hereof, no third party has any rights in and to the iBEAM Software Applications other than pursuant to iBEAM's standard Reseller Agreement, a copy of such Reseller Agreement is attached hereto as Exhibit D, on terms consistent with those having been offered to Williams, and pursuant to licensing agreements between iBEAM and iBEAM Europe Limited and between iBEAM and iBEAM Asia Ltd.

C. License Grant

      (i) License Grant. iBEAM hereby grants to Williams, a royalty-bearing (solely in accordance with Section 9.C.(iii) ("Royalty") below), non-exclusive, transferable, sublicensable right to copy, modify, use (in object code and source code form), distribute, create derivative works from, and display the iBEAM Software Applications (the "License"), which License shall become exercisable by Williams solely upon the occurrence of one or more of the Trigger Events.

      (ii) License Term. During the period beginning on the occurrence of one or more of the Trigger Events and continuing thereafter for a period of ninety (90) days (the "Cure Period"), the License may be exercised by Williams for so long as the Trigger Event(s) which prompted the License remain uncured by Williams as substantiated by detailed written documentation. In the event that iBEAM does not cure any such Trigger Event(s) during the Cure Period and provide Williams with such substantiating documentation, at Williams' option, (i) the License shall thereafter either be perpetual and may not be revoked by iBEAM at any time, or (ii) Williams may acquire the iBEAM Software Applications at the fair market value to be determined by the Arbitration Panel.

      (iii) Royalty. Upon the first commercial use of the iBEAM Software Applications by Williams pursuant to the License, Williams shall pay to iBEAM a monthly licensing fee equal to the fair market value for the licensing of similar software to be set by the Arbitration Panel. In the event that Williams chooses to acquire the iBEAM Software Application (pursuant to Section 9.C.(ii) ("License Term") above), Williams shall no longer be required to pay iBEAM any further monthly licensing fee.

      (iv) Software Support. If Williams exercises such License, for the term of any such License, iBEAM shall provide Williams the maintenance services set forth in Exhibit E, at fair market rates as set by the Arbitration Panel.


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D. Escrow Agreement. iBEAM, Williams and a nationally recognized escrow agent selected by iBEAM and Williams shall enter into a standard source code escrow agreement ("Escrow Agreement") providing Williams with access to the then-current current source code and documentation for the iBEAM Software Applications (the "Source Material") upon the occurrence of certain listed events, including, without limitation, the Trigger Events and iBEAM's bankruptcy. Such Source Material shall include, without limitation, source code and documentation required for the normal use, maintenance, modification or correction of the most current version of the iBEAM Software Applications. Williams shall have the right to audit the Source Material to verify the accuracy and completeness thereof. iBEAM shall ensure execution of same by the escrow agent within [ten (10) days] after the Effective Date and provide Williams with a true copy of the fully executed escrow-agent-executed copy of the Escrow Agreement.

10. Further Agreements

Further agreements to implement the Alliance may be appropriate. Therefore, upon reasonable request of a Party, the Parties shall meet and negotiate in good faith to determine if additional Alliance agreements are appropriate and the terms and conditions of any such agreements.

11. Assignment

Neither Party may assign nor delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party. However, either Party may assign this Agreement to any Affiliate, so long as such assigning Party guarantees the Affiliate's performance, and in such circumstance shall provide the other with written notice thereof.

12. Amendment

No amendment of this Agreement shall be valid or binding on the Parties unless such amendment shall be in writing and duly executed by an authorized representative of each Party.

13. Breach, Cure and Termination

If iBEAM breaches any Alliance Agreement in a manner that has a material adverse effect on the commercial value of the Alliance to Williams, and does not cure such breach within fifteen (15) days after receipt of written notice from Williams explaining in reasonable detail the basis of such breach, then Williams shall have the right to terminate all or part of the Alliance upon not less than ten (10) business days' prior written notice to iBEAM. If Williams breaches any Alliance Agreement in a manner that has a material adverse effect on the commercial value of the Alliance to iBEAM, and Williams does not cure such breach within fifteen (15) days after receipt of written notice from iBEAM explaining in reasonable detail the basis of such breach, then iBEAM shall have the right to terminate all or part of the Alliance upon ten (10) business days' prior written notice to Williams.

14. Cross-Default

In the event that iBeam materially breaches any of its obligations, representations, warranties or covenants under any of the Transaction Documents (as this term is defined under the Stock Purchase Agreement between Williams and iBeam, dated June __, 2001), and does not cure such


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breach within fifteen (15) days after receipt of written notice from Williams explaining in reasonable detail the basis of such breach, then Williams shall have the right to terminate the Alliance upon not less than ten (10) business days' prior written notice to iBeam. In the event that Williams materially breaches any of its obligations, representations, warranties or covenants under any of the Transaction Documents, and does not cure such breach within fifteen
(15) days after receipt of written notice from iBeam explaining in reasonable detail the basis of such breach, then iBeam shall have the right to terminate the Alliance upon not less than ten (10) business days' prior written notice to Williams.

15. Headings

Headings contained herein shall in no way limit the subject matter they introduce and shall not be used in construing this Agreement.

16. Publicity

Neither Party shall make a public announcement about this Agreement or the Parties' discussions related to any aspect of it without the written consent of the other Party. Either of the Parties may at anytime make announcements which are required by applicable law, regulatory bodies, or stock exchange or stock association rules, so long as the Party so required to make the announcement, promptly upon learning of such requirement, notifies the other Party of such requirement and discusses with the other Party in good faith that exact wording of any such announcement.

17. Execution

This Agreement shall be executed in two duplicate copies, one for each Party, each of which copies shall be deemed an original.

18. Relationship of Parties

The Alliance Agreements individually or in the aggregate shall not be construed to create a partnership, joint venture, or any other form of legal entity.

19. Notices

Any notice, request, instruction or other document to be given hereunder by any Party to any other Party under any section of this Agreement shall be in writing and shall be given by facsimile with confirmation by overnight courier. to the following addresses (or at such other address for a Party as shall be specified by like notice):

             If to iBEAM:          iBEAM Broadcasting Corporation
                                   645 Almanor Avenue, Suite 200
                                   Sunnyvale, CA 94085
                                   Attn: General Counsel
                                   Fax: (408) 524-0567
                                   Telephone: (408) 830-3543


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             If to Williams:       Williams Communications, LLC
                                   One Williams Center, MD-27
                                   Tulsa, OK 74172
                                   Attn: Contract Administration
                                   Fax: 918-573-6578
                                   Telephone: 918-573-6277

             With a copy to:       Williams Communications, LLC
                                   One Williams Center, Suite 4100
                                   Tulsa, OK 74172
                                   Attn: General Counsel
                                   Fax: 918-573-3005
                                   Telephone: 918-573-5057

20. Severability

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court or other authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, it being the intent of the Parties to maintain the benefit of the bargain for both Parties.

21. Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. .

22. Entire Agreement

This Agreement, together with the other Alliance Agreements attached as Exhibits hereto, which are incorporated herein, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings, oral agreements and/or writings between the Parties regarding the subjects within this Agreement.


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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized representatives.

WILLIAMS COMMUNICATIONS, LLC              iBEAM BROADCASTING CORPORATION


/s/ John Bumgarner                        /s/ Peter Desnoes
------------------                        -----------------
Signature of Authorized Representative    Signature of Authorized Representative

-----------------------------             Peter Desnoes
Printed Name                              -------------
                                          Printed Name
-----------------------------
Title                                     CEO
                                          ---
                                          Title


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